Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR, INC. ANNOUNCES APPOINTMENT OF

THOMAS M. COLBY AS CHIEF OPERATING OFFICER

MILPITAS, CA. — (May 14, 2008) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, announced the appointment of Thomas M. Colby, 47, as Chief Operating Officer effective May 19, 2008. Mr. Colby’s appointment follows an extensive search by the Company’s Board of Directors through an engagement with a national recruiting firm. Mr. Colby joins the Company from his recent position as Vice President and General Manager of Trimble Navigation Limited (formerly @Road, Inc.), a provider of GPS and other advanced positioning solutions, where he planned, developed and launched Trimble’s re-entry into the Transportation market and managed cross-functional teams covering development, operations, marketing, sales and finance.

Mr. Colby has held a number of prominent positions in international consumer electronic and other wireless and Internet based technology related businesses throughout a professional career spanning approximately three decades, including recent executive level positions at Eyematic Interfaces Inc., as Chief Executive Officer, and WebEx Communications, Inc., as Vice President Worldwide Operations & Corporate Development. During his tenure at Eyematic Interfaces, Mr. Colby successfully developed the company’s global business plan, led private equity financing efforts and built business partnerships with companies including NTT DoCoMo, Verizon Wireless, Microsoft and T-Mobile prior to its acquisition in 2004.  Mr. Colby joined WebEx Communications in the development stage and built the product and services operations, developed its global business plan, pricing model and end-to-end business and service delivery operations and established OEM partnership agreements with Deutsche Telekom, AT&T and Sprint prior to its acquisition by Cisco.

Mr. Colby also had responsibility for business and new technology development, sales, marketing and operations while serving in various positions at Apple Inc., Dell Inc., AppLab Inc. and CellNet Data Systems where he managed customer relationships with major telecom and consumer products companies including Motorola, Alcatel, Sharp, Siemens and LSI Logic.

Commenting on behalf of Globalstar’s Board of Directors, Chairman and Chief Executive Officer James Monroe III said, “After an extensive and thorough search process, I am honored and excited to welcome Tom Colby to Globalstar. Tom is an accomplished senior executive with an impressive track record of global experience building businesses in multiple industries who brings with him finance expertise and the unique background of large company and entrepreneurial experience that we are looking for going forward. Tom has significant depth and breadth of experience applicable to Globalstar on many levels and is a strategic thinker whose operational successes demonstrate a strong, results-driven orientation. His reputation as an excellent leader, team member and mentor, together with his solid background in the consumer electronics industry, will complement our strong management team. Coupled with his successful record for leading product development, sales and cost reduction strategies in challenging environments, these attributes are an ideal match for leading us to our next level of success for our investors and customers. Globalstar’s Board of Directors looks forward to working closely with Tom to accomplish all of our goals.”

About Globalstar, Inc.

Globalstar offers satellite voice and data services to commercial and recreational users in more than 120 countries around the world. Globalstar’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

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For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “Coupled with his successful record for leading product development, sales and cost reduction strategies in challenging environments, these attributes are an ideal match for leading us to our next level of success for our investors and customers,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including the SPOT Satellite Messenger, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites; including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; our ability to attract sufficient additional funding to meet our future capital requirements including deployment of our second-generation constellation; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.